THE MERGER FUND
100 SUMMIT LAKE DRIVE
VALHALLA, NEW YORK  10595

January 1, 2011

Westchester Capital Management, LLC
100 Summit Lake Drive
Valhalla, New York  10595

Gentlemen:
INVESTMENT ADVISORY CONTRACT

The Merger Fund (the “Fund”) has been established under the laws of The Commonwealth of Massachusetts by Declaration of Trust dated April 12, 1982, as amended, to engage in the business of an investment company.  Its Trustees have selected Westchester Capital Management, LLC (the “Adviser”), and the Adviser has agreed to act, as the investment adviser of the Fund and to provide certain other services as more fully set forth below.  Accordingly, the Fund agrees with the Adviser as follows:

1.  Delivery of Certain Documents.

         The Fund has furnished the Adviser with copies properly certified or authenticated of each of the following:

(a)  Amended and Restated Declaration of Trust of the Fund, dated August 22, 1989 (the “Declaration of Trust”), and as in effect on the date hereof.

(b)  By-laws of the Fund as in effect on the date hereof.

(c)  Resolutions of the Trustees of the Fund selecting the Adviser as investment adviser and approving the form of this Contract.

(d)  Registration statements of the Fund as filed with the Securities and Exchange Commission, and amendments thereto.

From time to time, the Fund will furnish you with copies, properly certified or authenticated, of all amendments of or supplements, if any, to the foregoing.

(e)  Unaudited semi-annual financial statements and audited year-end financial statements of the Fund sent to shareholders.

2.  Advisory Services.

         The Adviser will regularly provide the Fund with investment research, advice, and supervision and will furnish continuously an investment program for the Fund’s securities portfolio consistent with the Fund’s investment objectives, policies, and restrictions.  The Adviser will determine which securities shall be purchased for the Fund, which portfolio securities shall be held or sold by the Fund, and what portion of the Fund’s assets shall be held uninvested, subject always to the provisions of the Fund’s Declaration of Trust and By-Laws and of the Investment Company Act of 1940, as amended (the “Act”), and to the Fund’s investment objectives, policies and restrictions, as each of the same shall be from time to time in effect with respect to the Fund or any series thereof and subject further to such policies and instructions as the Trustees of the Fund (or any relevant committee thereof) may establish from time to time.  The Adviser shall advise and assist the officers of the Fund in taking such steps as are necessary or appropriate to carry out the decisions of its Trustees and the appropriate committees appointed by such Trustees regarding the conduct of the business of the Fund.

3.  Allocation of Charges and Expenses.

        The Adviser will pay the compensation and expenses of all officers and executive employees of the Fund and of all Trustees of the Fund who are “interested persons” (as defined in the Act) and will make available, without expense to the Fund, the services of such of the Adviser’s directors, officers, managers, members and employees as may duly be elected officers or Trustees of the Fund, subject to their individual consent to serve and to any limitations imposed by law.  The Adviser will pay the Fund’s office rent and will provide investment advisory, research, and statistical facilities and all clerical services relating to research, statistical, and investment work.  The Adviser will not be required to pay any expenses of the Fund other than those enumerated above in this Paragraph 3.  In particular, but without limiting the generality of the foregoing, the Adviser will not be required to pay: (i) clerical salaries; (ii) fees and expenses incurred by the Fund in connection with membership in investment company organizations; (iii) brokers’ commissions and other costs in connection with the purchase or sale of securities; (iv) legal, auditing, administration or accounting expenses; (v) interest and taxes or governmental fees; (vi) the fees and expenses of the transfer agent and administrator of the Fund; (vii) the cost of preparing share certificates or any other expenses, including clerical expenses, of issue, sale, underwriting, distribution, redemption, or repurchase of shares of the Fund; (viii) the expenses of and fees for “non-interested persons” of the Fund or the Adviser within the meaning of the Act; (x) the cost of preparing and distributing reports and notices to shareholders of the Fund; (xi) all other expenses incidental to holding meetings of the Fund’s shareholders, including proxy solicitations thereof; (xii) the fees or disbursements of custodians of the Fund’s assets, including expenses incurred in the performance of any obligations enumerated by the Declaration of Trust or By-Laws of the Fund insofar as they govern agreements with any such custodian; (xiii) expenses for servicing shareholders accounts; (xiv) insurance premiums for fidelity and other coverage; (xv) expenses of computing the net asset value of the shares of the Fund; (xvi) such nonrecurring expenses as may arise, including actions, suits or proceedings to which the Fund may be a party and the legal obligation which the Fund may have to indemnify its Trustees and officers with respect to liabilities which they may incur in their capacity as such; and (xvii) any expenses of distributing the Fund’s shares which may be payable pursuant to a Plan of Distribution adopted pursuant to Rule 12b-1 under the Act.

4.  Compensation of the Adviser.

         For all services to be rendered and payments to be made as provided in Paragraphs 2 and 3 hereof, the Fund will pay the Adviser, on the last day of each month, a monthly advisory and service fee equal to 1/12 of 1% of the value of the average daily net assets of the Fund throughout the month.  The value of the Fund’s average daily net assets shall be determined pursuant to the applicable provisions of the Declaration of Trust of the Fund.  If, pursuant to such provisions, the determination of net asset value is suspended for any particular business day, then, for the purposes of this Paragraph 4, the value of such net assets of the Fund as last determined shall be deemed to be the value of such net assets as of the close of business on that day.  If there is no business day in a month or if the determination of the net asset value of the Fund’s shares has been suspended pursuant to the Declaration of Trust of the Fund for a period including such month, the Adviser’s compensation payable at the end of such month shall be computed on the basis of the value of the average daily net assets of the Fund as last determined by the Trustees of the Fund (whether during or prior to such month).

5.  Avoidance of Inconsistent Position.

         In connection with purchases of sales of portfolio securities for the account of the Fund, neither the Adviser nor any of its directors, officers, managers, members or employees will act as a principal or agent or receive any commission.  The Adviser or its agent shall arrange for the placing of all orders for the purchase and sale of portfolio securities for the Fund’s account with the issuers or holders of such portfolio securities or with brokers or dealers selected by the Adviser.  In the selection of such brokers or dealers and the placing of such orders, the Adviser is directed at all times to seek for the Fund the most favorable execution and net price available, while reserving the ability to pay such commissions and receive such services as are permitted under Section 28(e) of the Securities Exchange Act of 1934 or otherwise permitted by law.  Neither the Adviser nor any of its directors, officers, managers or members will purchase shares of the Fund for investment purposes at prices not available to the public at the time of such acquisition.  If any occasion should arise in which the Adviser gives any advice to its clients concerning the shares of beneficial interest of the Fund, the Adviser will act solely as investment counsel for such clients and not in any way on behalf of the Fund.  The Adviser’s services to the Fund pursuant to this Contract are not to be deemed to be exclusive and it is understood that the Adviser may render investment advice, management, and other services to others, provided, however, that such other services and activities do not, during the term of this Contract, interfere in a material manner with the Adviser’s ability to meet all of its obligations with respect to rendering services hereunder.

6.  Limitation of Liability of Adviser.

        The Adviser shall not be liable to the Fund or to any shareholder of the Fund for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Contract relates, except a loss resulting from willful misfeasance, bad faith, or gross negligence on the part of the Adviser in the performance of its obligations and duties under this Contract.  Any person, even though also employed by the Adviser, who may be or become an employee of and paid by the Fund shall be deemed, when acting within the scope of his employment by the Fund, to be acting in such employment solely for the Fund and not as an employee or agent of the Adviser.

7.  Duration and Termination of this Contract.

         Unless terminated as specified below, this Contract shall remain in force for a period of two years from the date hereof and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Fund’s Trustees who are not interested persons of the Adviser or of the Fund cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Trustees or of a majority of the outstanding voting securities of the Fund.  This Contract may, on 60 days written notice, be terminated at any time without the payment of any penalty, by the Trustees of the Fund, by vote of a majority of the outstanding voting securities of the Fund, or by the Adviser.  This Contract shall automatically terminated in the event of its assignment.  In interpreting the provisions of this Contract, the definitions contained in Section 2(a) of the Act (particularly the definitions of “interested persons,” “assignment,” and “majority of the outstanding voting securities”), shall be applied as from time to time amended, subject, however, to such exemptions as may be granted by any rule, regulation, order, or no action position of the Securities and Exchange Commission.

8.  Amendment of this Contract.

         No provision of this Contract may be amended, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the amendment, waiver, discharge, or termination is sought and no amendment, waiver, or discharge of this Contract shall be effective until approved by vote of the holders of a majority of the Fund’s outstanding voting securities and by the Trustees, including a majority of the Trustees who are not interested persons of the Adviser or of the Fund, cast in person at a meeting called for the purpose of voting on such approval.

9.  Miscellaneous.

         It is understood and expressly stipulated that neither the holders of shares of the Fund nor the Trustees shall be personally liable hereunder.  The captions in this Contract are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.  This Contract may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.  Governing Law.

            This Contract shall be governed by the laws of the State of New York.

            If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Fund, whereupon this letter shall become a binding contract as of the date first written above.

                Yours very truly,

                THE MERGER FUND

                By:/s/ Roy Behren
               Name: Roy Behren
               Title: Co-President

The foregoing Contract is hereby accepted as of the date thereof.

                WESTCHESTER CAPITAL MANAGEMENT, LLC

                By:/s/ Michael T. Shannon
                Name: Michael T. Shannon
                Title: Manager